Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

May 17, 2012	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for the first quarter ended April 28, 2012.

Overview of Results

Net income for the first quarter was $11.8 million or $0.27 per diluted share compared to net income of $15.9 million or $0.35 per diluted share in 2011. Net income as adjusted for the first quarter of 2011 was $14.7 million or $0.32 per diluted share. See discussion of other income below for explanation of “as adjusted” amounts for 2011.

Sales for the first quarter of 2012 of $303.4 million were flat to last year’s first quarter sales of $303.5 million. Comparable store sales decreased 0.4 percent. Beginning in the fourth quarter last year, the Company began reducing coupons to return to an every-day price value model. Approximately 22 percent of first quarter 2012 sales were associated with coupons compared to 33 percent in the first quarter of 2011. The reduction in sales with coupons was predominantly on regular-price merchandise, which was 43 percent lower in the first quarter of 2012 compared to the first quarter of 2011.

“It is very important for us to reinforce the value of our merchandise at their regular prices,” said Jay Stein, Interim Chief Executive Officer. “We have made substantial progress on this initiative during the first quarter with only a minimal impact to our comparable store sales. I feel encouraged given the reduction in coupon-associated sales. We are establishing a much healthier sales and gross margin base from which to grow in the future.”

Operational Highlights

Gross profit for the first quarter decreased to $87.2 million or 28.8 percent of sales from $89.9 million or 29.6 percent of sales in 2011. The decrease in the gross profit rate was the result of lower mark-on and slightly higher occupancy and buying costs, offset by lower markdowns. Mark-on and markdowns were lower due to the Company selectively lowering prices on certain merchandise and decreasing coupons in accordance with its new pricing strategy.

Selling, general and administrative expenses decreased to $71.3 million for the first quarter of 2012 from $71.9 million in 2011.

Other income was $4.5 million for the first quarter of 2012 compared to $8.3 million in 2011. First quarter 2011 includes a pretax gain of $2.0 million ($1.2 million after tax or $0.03 per diluted share) to correct an error in a liability for credit card rewards. “As adjusted” results exclude the impact of this gain. Other income for the first quarter of 2012 decreased $1.8 million from other income as adjusted of $6.3 million for 2011 due to lower income from the new credit card agreement and the magazine program which is being discontinued.

The effective tax rate of 41.9 percent for the first quarter of 2012 increased from 39.3 percent in 2011 due to the unfavorable impact of certain expense items that are not deductible for tax purposes.

Balance Sheet Highlights

The Company maintained a strong balance sheet with $116.7 million in cash at the end of the first quarter compared to $94.2 million at the end of the first quarter of 2011. Inventories were $267.0 million at the end of the first quarter compared to $258.8 million at the end of the first quarter last year.

Share buyback

During the first quarter of 2012 the Company repurchased 347,000 shares at a cost of $2.2 million. The Company has approximately 1.1 million shares remaining on the current repurchase authorization.

Store network

The Company operated 263 Stein Mart stores at the end of the first quarter of 2012 and 262 stores at the end of the first quarter last year. During the quarter, two new stores were opened, one store was relocated and one store was closed. The Company expects to open four new stores, relocate four stores and close four stores during the second half of 2012.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of Form 10-Q for the fiscal quarter ended April 28, 2012 with the SEC, and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s first quarter results will be held at 10 a.m. ET today, Thursday, May 17, 2012. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through June 1, 2012.

Investor Presentation

Stein Mart’s first quarter 2012 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	increases in merchandise prices which could impact margins

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	failure of information technology

•	acts of terrorism and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	April 28, 2012	January 28, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$116,723	$94,053	$94,163
Inventories	267,019	220,775	258,804
Prepaid expenses and other current assets	26,895	36,838	23,250

Total current assets	410,637	351,666	376,217
Property and equipment, net	104,353	104,141	81,072
Other assets	17,551	17,409	14,992

Total assets	$532,541	$473,216	$472,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$149,650	$106,063	$117,039
Accrued expenses and other current liabilities	79,499	72,731	68,194

Total current liabilities	229,149	178,794	185,233
Other liabilities	34,377	35,084	20,949

Total liabilities	263,526	213,878	206,182
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,295,411, 43,588,821 and 44,659,326 shares issued and outstanding, respectively	433	436	447
Additional paid-in capital	13,107	15,268	24,071
Retained earnings	256,885	245,053	241,125
Accumulated other comprehensive (loss) income	(1,410)	(1,419)	456

Total shareholders’ equity	269,015	259,338	266,099

Total liabilities and shareholders’ equity	$532,541	$473,216	$472,281

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended April 28, 2012	13 Weeks Ended April 30, 2011
Net sales	$303,392	$303,546
Cost of merchandise sold	216,163	213,626

Gross profit	87,229	89,920
Selling, general and administrative expenses	71,349	71,936
Other income, net	4,538	8,316

Operating income	20,418	26,300
Interest expense, net	(46)	(85)

Income before income taxes	20,372	26,215
Provision for income taxes	8,540	10,315

Net income	$11,832	$15,900

Net income per share:
Basic	$0.27	$0.35

Diluted	$0.27	$0.35

Weighted-average shares outstanding:
Basic	42,712	43,851

Diluted	42,752	44,186

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended April 28, 2012	13 Weeks Ended April 30, 2011
Net income	$11,832	$15,900
Other comprehensive income, net of tax:
Actuarial loss	7	(2)
Transition obligation	2	2

Comprehensive income	$11,841	$15,900

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended April 28, 2012	13 Weeks Ended April 30, 2011
Cash flows from operating activities:
Net income	$11,832	$15,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,252	4,286
Share-based compensation	729	914
Store closing charges	146	143
Deferred income taxes	(127)	4,595
Tax (deficiency) benefit from equity issuances	(667)	80
Excess tax benefits from share-based compensation	(33)	(124)
Changes in assets and liabilities:
Inventories	(46,244)	(26,509)
Prepaid expenses and other current assets	9,243	1,575
Other assets	(272)	(501)
Accounts payable	43,587	21,494
Accrued expenses and other current liabilities	7,232	(4,444)
Other liabilities	723	(71)

Net cash provided by operating activities	31,401	17,338

Cash flows from investing activities:
Net acquisition of property and equipment	(5,123)	(5,424)

Net cash used in investing activities	(5,123)	(5,424)

Cash flows from financing activities:
Capital lease payments	(1,415)	—
Excess tax benefits from share-based compensation	33	124
Proceeds from exercise of stock options and other	13	2,009
Repurchase of common stock	(2,239)	(55)

Net cash (used in) provided by financing activities	(3,608)	2,078

Net increase in cash and cash equivalents	22,670	13,992
Cash and cash equivalents at beginning of year	94,053	80,171

Cash and cash equivalents at end of period	$116,723	$94,163